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                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 2 to the Investment Advisory Agreement (the "Agreement") dated February 12, 2001, as amended on August 11, 2005, by and between Met Investors Advisory Corp. (now known as Met Investors Advisory LLC) (the "Manager") and OppenheimerFunds, Inc. (the "Adviser") with respect to the Oppenheimer Capital Appreciation Portfolio ("Portfolio"), is entered into effective the 1st day of November, 2006.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                Percentage of average daily net assets
                     -----------------------------------------------------------
Oppenheimer Capital  0.40% of the first $150 million of such assets, plus 0.375%
Appreciation         of such assets over $150 million up to $300 million, plus
Portfolio            0.35% of such assets over $300 million up to $500 million, plus 0.30% of such assets over $500 million up to $700 million, plus 0.275% of such assets over $700 million up to $900 million, plus 0.25% of such assets over $900 million

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of November, 2006.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Elizabeth M. Forget
                                            ------------------------------------
                                            Authorized Officer


                                        OPPENHEIMERFUNDS, INC.


                                        By: /s/ Christina M. Nasta
                                            ------------------------------------
                                            Authorized Officer